OPTION AGREEMENT

         THIS OPTION AGREEMENT (the "Agreement") dated as of the 15th day of May, 1995, by and between Steven Madden, Ltd., a New York corporation maintaining a place of business at 52-16 Barnett Avenue, Long Island City 11104 (hereinafter referred to as the "Company") and Gary DeLuca, a member of the Company's Board of Directors, whose address is c/o Dollar Time Group, Inc., 4601 Sheridan Street, Hollywood, FL 33021("Optionholder").

                             W I T N E S S E T H:

         WHEREAS, the Company has agreed to grant to Gary DeLuca an option (the "Option") to acquire shares of common stock (the "Common Shares") of the Company (the "Option Shares") pursuant to a consulting agreement dated May 15, 1995.

         NOW, THEREFORE, in consideration of the mutual covenants, conditions and premises contained herein, the parties hereto agree, subject to the terms and conditions herein, as follows:

                  1.       The Option.

                  (a) Upon execution hereof, the Company grants to the Optionholder the right and option to purchase one hundred eighty thousand (180,000) Option Shares (adjusted to reflect any stock splits or reverse splits), at a price equal to $ 3.50.

                  (b)      The Option shall be exercisable for a period of three
(3) years from the date hereof.

                  (c) Of the one hundred eighty thousand (180,000) Option Shares granted to Optionholder pursuant to Paragraph 1(a) hereof


(i) ninety thousand (90,000) shall vest monthly over the next twelve months following the date hereof, and (ii) ninety thousand (90,000) shall vest monthly comencing on the thirteenth month following the date hereof and ending on the eighteenth month following the date hereof.

                  2. Method of Exercise. Each exercise of an option granted hereunder, shall be by means of a notice of exercise (the "Notice of Exercise") delivered to the Company specifying the number of Common Shares to be purchased. Within five (5) days of receiving the Notice of Exercise, the Company shall schedule a closing, which shall be no more than five (5) days later. At the closing, the Company shall deliver the Common Shares to the Optionholder with the appropriate transfer documents and Optionholder shall pay to the Company the full purchase price of such exercised Common Shares either in cash or by check payable to the order of "Steven Madden, Ltd." All Common Shares issued pursuant to such option shall be fully paid and nonassessable and shall not be subject to any liens.

                    The Company shall cooperate to the extent reasonably possible with the Optionee in an exercise pursuant to which all or part of the Optionee Shares will be sold simultaneously with the exercise of this Option with the broker-dealer participating in such sale being irrevocably instructed to remit the proceeds from the exercise of the Option to the Company upon settlement of the sale of the underlying Option Shares.

         The Optionee may exercise part or all of the Option by tender to the Company of a written notice of exercise together with advice of the delivery of an order to a broker to sell part or all of the Option Shares, subject to such exercise notice and an irrevocable order to such broker to deliver to the Company (or its transfer agent) sufficient proceeds from the sale of such Option Shares to pay the exercise price and any withholding taxes. All documentation and procedures to be followed in connection with such a "cashless exercise" shall be approved in advance by the Company, which approval shall be expeditiously provided and not unreasonably withheld.

                  3. Stockholder Rights. Neither the Optionholder nor any other person legally entitled to exercise the Option shall be entitled to any of the rights or privileges of a stockholder of the Company with respect to any common shares issuable upon any exercise of the Option unless and until the Option is exercised.

                  4. No Waiver. The failure of any of the parties hereto to enforce any provisions hereof on any occasion shall not be deemed to be a waiver of any privilege given by any provision of this Agreement.

                  5. Entire Agreement. This Agreement constitutes the entire agreement on the understanding of the parties hereto, and no amendment, modification or waiver of any provision herein shall be effective, unless in writing, executed by the party charged therewith.

                  6. Governing Law. This Agreement shall be construed and interpreted and enforced in accordance with and shall be governed by the laws of the State of New York.

                  7.       Binding Effect.  This Agreement shall be binding

upon, and inure to the benefit of the parties and their successors and assigns.

                  8. Paragraph Headings. The paragraph headings herein have been inserted for convenience of reference only and shall no way modify or restrict any of the terms of the provisions hereof.

                  9. Notices. Any notice required or permitted to be delivered hereunder shall be deemed effective five (5) days after mailing when sent by United States mail, postage prepaid, certified mail, return receipt requested, addressed to Optionholder or the Company, as the case may be, at the addresses set forth below:

                           If to Optionholder:

                           Mr. Gary DeLuca
                           c/o Dollar Time Group, Inc.
                           4601 Sheridan Street
                           Hollywood, FL 33021


                           If to the Company:

                           Steven Madden, Ltd.
                           52-16 Barnett Avenue
                           Long Island City, NY  11104
                           Attention:  Steven Madden

                           With a copy to:

                           Alan N. Forman, Esq.
                           Bernstein & Wasserman
                           950 Third Avenue
                           New York, NY  10022

                  10. Unenforceability and Severability. If any provision of this Agreement is found to be void or unenforceable by a court of competent jurisdiction, then the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same force and effect as though the unenforceable part has been severed and deleted.

                  11. Counterparts. This Agreement may be executed in counterparts, all of which shall be deemed to be duplicate originals.

                  12. Further Assurances. The Company and Optionholder agrees to execute and deliver to each other such documents as the other party shall reasonably request to effectuate the purposes of this Agreement.



         IN WITNESS WHEREOF, the parties hereto have executed this Agreement this 15th day of May, 1995.


                                            STEVEN MADDEN, LTD.


                                            By:  /s/ Steven Madden

                                            ------------------------------
                                            Name:    Steven Madden
                                            Title:    President


                                            /s/ Gary DeLuca
                                            ------------------------------
                                                Gary DeLuca